UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2010 (February 16, 2010)

NATIONWIDE FINANCIAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12785	31-1486870
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Nationwide Plaza, Columbus, Ohio	43215
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 249-7111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e) - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 16, 2010, the human resources committee of the board of directors of Nationwide Mutual Insurance Company (NMIC), the ultimate parent company of Nationwide Financial Services, Inc. (NFS), took the actions outlined below with respect to compensation for our principal executive officer, principal financial officer, and each of our other executive officers named in NFS’ annual report on Form 10-K for the year ended December 31, 2008, which we filed on March 2, 2009. Amounts disclosed as 2009 severance payments for Mr. Jurgensen and 2010 salary for Mr. Thresher represent the portions of their compensation allocated to NFS under the Amended and Restated Cost Sharing Agreement (the Cost Sharing Agreement) among NMIC and its subsidiaries and affiliates, including NFS. Effective February 19, 2009, Mr. Jurgensen resigned his position as our Chief Executive Officer. At that time, Mr. Thresher became our principal executive officer. On December 18, 2009, Mr. Thresher became Executive Vice President—Chief Financial Officer of the Nationwide enterprise, and Kirt A. Walker replaced Mr. Thresher as our principal executive officer.

W.G. Jurgensen, Chief Executive Officer (through February 19, 2009)

•	Base salary for 2010: None (On February 19, 2009, Mr. Jurgensen resigned his positions with NFS, NMIC, and all other Nationwide companies)

•	Performance Incentive Plan (PIP) bonus paid for 2009: None

•	Severance payment*: $2,866,998

*Represents the following payments made pursuant to Mr. Jurgensen’s severance agreement, and allocated to us pursuant to the Cost Sharing Agreement, as follows: three times allocated base salary; reimbursement for three years of COBRA payments and tax gross-ups; Nationwide Savings Plan and Nationwide Supplemental Defined Contribution Plan credits for 2009 to 2011; cash in lieu of outplacement; cash for financial planning services; a guaranteed target amount under the PIP; and a cash payment equal to two times his long-term incentive target.

Timothy G. Frommeyer, Senior Vice President—Chief Financial Officer

•	Base salary for 2010: $315,000

•	PIP bonus paid for 2009: $275,000

•	PIP bonus opportunity for 2010: target of 65% of base salary

Mark R. Thresher, President and Chief Operating Officer (through December 18, 2009)

•	Base salary for 2010: $133,250

•	PIP bonus paid for 2009: $859,950

•	PIP bonus opportunity for 2010: target of 100% of base salary

John L. Carter, Senior Vice President—Distribution and Sales

•	Base salary for 2010: $342,000

•	Sales Incentive Plan (SIP) bonus paid for 2009: $465,244

•	SIP bonus opportunity for 2010: target of 100% of base salary

Michael A. Hamilton, Senior Vice President—NFN Retail Distribution (through December 31, 2009)

•	Base salary for 2010: None (Mr. Hamilton resigned from his position with NFS effective December 31, 2009)

•	SIP bonus paid for 2009: $145,778

Bonus Paid for 2009

In 2009, we used annual incentive plans to provide a substantial portion of our named executive officers’ total compensation in the form of at-risk pay, which promoted our pay-for-performance philosophy. These plans provide participants with direct financial rewards in the form of annual incentives that the participants earn subject to the achievement of key financial and strategic objectives.

In 2009, the NMIC human resources committee, which is a committee of the NMIC board of directors, set specific company performance measures; goals for threshold, plan, and outstanding results; and weightings for each measurement area under each annual incentive plan in which the named executive officers participate. The NMIC human resources committee approved a target incentive award opportunity as a percentage of base salary for each participant. The NMIC human resources committee approved all payments made under these plans. We base award opportunities on our executive officers’ responsibilities, their value to us, and the target incentive opportunities for executive officers in similar positions at companies reported in our competitive market data.

The 2009 objectives under the PIP for Mr. Thresher focused on three measures: consolidated net operating income, weighted 50%, NFS net flows, weighted 25%, and a customer enthusiasm index, weighted 25%.

The 2009 objectives under the PIP for Mr. Frommeyer focused on four measures: consolidated net operating income, weighted 50%, NFS net flows, weighted 10%, a customer enthusiasm index, weighted 25%, and property and casualty direct-written premium growth, weighted 15%.

The 2009 objectives under the SIP for Mr. Carter were non-affiliated channel goals, weighted 57%, business segment goals, weighted 28%, enterprise consolidated net operating income, weighted 7.5%, a customer enthusiasm index, weighted 3.75%, and NFS net flows, weighted 3.75%.

The 2009 performance criteria and weights for Mr. Hamilton were as follows: Nationwide Financial Network affiliated sales goals, weighted 76.5%, business segment goals, weighted 8.5%, enterprise consolidated net operating income, weighted 7.5%, a customer enthusiasm index, weighted 3.75%, and NFS net flows, weighted 3.75%.

Bonus Opportunity for 2010

The bonus opportunities for 2010 performance under the PIP for Messrs. Thresher and Frommeyer will be dependent on consolidated net operating income, weighted 50%, a customer enthusiasm index, weighted 25%, property and casualty direct-written premium growth, weighted 7.5%, property and casualty household retained rate, weighted 7.5%, NFS sales, weighted 5%, and NFS weighted lapse rate, weighted 5%. The bonus opportunities for 2010 performance under the SIP for Mr. Carter will be dependent on business segment sales results, weighted 85%, consolidated net operating income, weighted 7.5%, a customer enthusiasm index, weighted 3.75%, NFS sales, weighted 1.875%, and NFS weighted lapse rate, weighted 1.875%.

The amounts reported above as severance paid for Mr. Jurgensen, the 2010 base salary and bonus opportunity for Mr. Thresher, and the 2010 bonus opportunity for Mr. Frommeyer, represent the portion of compensation received by or to be paid to Messrs. Jurgensen, Thresher, and Frommeyer for services rendered to NFS and its subsidiaries and as allocated pursuant to the Cost Sharing Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONWIDE FINANCIAL SERVICES, INC.
(Registrant)

Date: February 22, 2010	/s/ Timothy G. Frommeyer
Timothy G. Frommeyer Senior Vice President—Chief Financial Officer